Exhibit 99.1

Raptor Pharmaceuticals Corp.

Announces Positive Phase IIa Clinical Study Results for ConviviaTM Program

Reduction in Tachycardia and Blood Acetaldehyde Levels in Subset

of Subjects with Inborn Error of Alcohol Metabolism

Novato, California, Nov 11, 2008 – Raptor Pharmaceuticals Corp. (“Raptor” or the “Company”) (OTC Bulletin Board: RPTP), today announced positive results in its Phase IIa study of oral 4-methylpyrazole (“4-MP”) in subjects with ALDH2 deficiency, or ethanol intolerance, as the initial development stage of its Convivia™ program. Convivia™ is Raptor’s proprietary oral formulation of 4-MP designed to reduce systemic acetaldehyde exposure and related symptoms in ALDH2 deficient persons following alcohol consumption. 4-MP, the active ingredient in Convivia™ and used in this Phase IIa study, is marketed in an injectible formulation for other indications, but is investigational for treatment of acetaldehyde toxicity associated with ethanol exposure in ALDH2 deficient subjects.

Conducted in Hawaii, the blinded, intra-subject controlled, single dose, dose escalation study enrolled 32 subjects of Japanese descent with a history of symptoms of inborn altered ethanol metabolism with concomitant ethanol exposure. At the time of enrollment, study subjects also submitted to alcohol dehydrogenase (“ADH”) and aldehyde dehydrogenase (“ALDH2”) genotyping. The objectives of the study were to investigate the safety and efficacy of 4-MP as a potential treatment of symptoms resulting from acetaldehyde toxicity in ALDH2 deficient subjects who drink alcohol. The trial also sought to provide information leading to the most efficacious dose and dosage timing range.

The study results demonstrated that the active ingredient in ConviviaTM significantly reduced heart palpitations (tachycardia), which are commonly experienced by ALDH2 deficient people who drink, at all dose levels tested. The study also found that the 4-MP significantly reduced peak acetaldehyde levels and total acetaldehyde exposure in a subset of the study participants who possess specific genetic variants of the liver ADH and ALDH2 enzymes. This subset represents approximately one-third of the ALDH2 deficient adult population.

Ted Daley, President of Raptor’s Clinical Division, stated, “We are encouraged by these results from our Phase IIa study for ConviviaTM. Currently there are no approved treatments for ALDH2 deficiency, and people with this disorder could potentially benefit by lessening their exposure to acetaldehyde, a known carcinogen, and mitigating the unpleasant reactions to drinking. We plan to seek partners with clinical and commercial operations in Asian countries, to continue the development of this product candidate.”

About ALDH2 Deficiency

ALDH2 deficiency, sometimes referred to as “Asian flushing syndrome”, is an inherited metabolic disorder affecting 40% to 50% of East Asian populations, impairing the activity of the liver enzyme aldehyde dehydrogenase (“ALDH2”). When people with ALDH2 deficiency drink alcoholic beverages, there is an accumulation of acetaldehyde, a carcinogenic intermediate in the metabolism of ethanol, in blood and tissues. Published retrospective studies have observed a significant correlation between recurrent drinkers with ALDH2 deficiency and an increase in risk for digestive tract cancers, liver diseases, late-onset Alzheimer’s disease and other serious health disorders. In addition to the long-term health risks, elevated acetaldehyde levels produce acute symptoms, including facial flushing, tachycardia (rapid heart rate), headache, nausea and dizziness. Although ALDH2 deficient people suffer from unpleasant reactions and face long-term health risks, a substantial proportion of them are recurring drinkers of alcoholic beverages.

About Raptor Pharmaceuticals Corp.

Raptor Pharmaceuticals Corp. (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. We focus on underserved patient populations where we can have the greatest potential impact. Raptor is currently running clinical trials in patients with aldehyde dehydrogenase (“ALDH2”) deficiency, nephropathic cystinosis and non-alcoholic steatohepatitis (“NASH”).

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins to that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: Raptor’s ability to obtain Asian partners to further develop ConviviaTM; Raptor’s ability to manufacture clinical scale quantities of its proprietary ConviviaTM formulation; Convivia’sTM ability to benefit ALDH2 deficient individuals by lessening their exposure to acetaldehyde and mitigating their unpleasant reactions to drinking; the ability of ConviviaTM to be successfully developed into a marketable treatment; and Raptor’s ability to successfully develop any of its other clinical and preclinical products. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products or acquiring products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able to raise sufficient funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission (“SEC”), which we strongly urge you to read and consider, including our Registration Statement on Form S-1, as amended, that was declared effective on August 7, 2008; and our annual report on Form 10-K filed with the SEC on October 30, 2008, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our reports filed with the SEC. We expressly disclaim any intent or obligation to update any forward-looking statements.

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For more information, please contact:

The Ruth Group

Sara Ephraim (investors)	Janine McCargo (media)
(646) 536-7002	(646) 536-7033
sephraim@theruthgroup.com	jmccargo@theruthgroup.com